Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP, INC. ANNOUNCES THE FILING OF A REGISTRATION STATEMENT FOR A FOLLOW-ON OFFERING Stamford, Connecticut, August 23, 2006. Patriot National Bancorp, Inc. (NASDAQ: PNBK), the parent of Patriot National Bank, announced today that it filed a registration statement with the U.S. Securities and Exchange Commission to offer 1,100,000 shares of its common stock in a follow-on public offering. The underwriter will be granted a 30-day over-allotment option to purchase from the Company up to an additional 165,000 shares of common stock, representing 15% of the shares to be sold in the offering. All shares will be offered by the Company. The public offering price has not yet been determined.

Sandler O’Neill & Partners, L.P. will be the sole underwriter.

Patriot National Bank is headquartered in Stamford, Connecticut and has ten full service branches in Stamford, Greenwich, Old Greenwich, Norwalk, Wilton, Darien and Southport, Connecticut. Patriot plans to use the proceeds of the offering to continue its branch expansion program and for general working capital purposes.

Copies of the preliminary prospectus relating to this offering are not yet available. When available, they may be obtained from Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor New York, New York 10022.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.